EXHIBIT 3.1

ARTICLES OF INCORPORATION
OF
ALLIANCE GAS SERVICES, INC.

The undersigned, acting as incorporator of a corporation under the Kentucky Business Corporation Act, hereby adopts the following Articles of Incorporation for such corporation:

Article 1

          The name of the corporation is: ALLIANCE GAS SERVICES, INC.

Article 2

          The aggregate number of shares which the Corporation shall have authority to issue is ten thousand (10,000) shares, all of which are common stock without par value, and having voting power to the extent of one (1) vote for each share of stock.

Article 3

          The address of the corporation's initial registered office is Starks Building, Suite #627, 455 South 4th Street, Louisville, Kentucky 40202, and the name of the initial registered agent is John McCord, whose address is Starks Building, Suite #627, 455 South 4th Street, Louisville, Kentucky 40202.

Article 4

          The mailing address of the Corporation's principal office is Starks Building, Suite #627, 455 South 4th Street, Louisville, Kentucky 40202.

Article 5

The name and address of the Incorporator is:

Victor L. Baltzell, Jr.
730 West Main Street, Suite 500
Louisville, KY 40202

Article 6

          Section 1. No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for any breach of his duties as a director, except for liability (i) for any transaction in which the director's personal financial interest is in conflict with the financial interests of the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or are known to the director to be a violation of law; (iii) for any vote for or assent to an unlawful distribution to shareholders as prohibited under applicable Kentucky law; (iv) for any transaction from which the director derived an improper personal benefit.

          Section 2. If the Kentucky Business Corporation Act is amended after the date of the filing of these Articles of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Kentucky Business Corporation Act, as so amended, and without the necessity for further shareholder action in respect thereof.

          Section 3. Any repeal or modification of this Article by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act of omission occurring prior to the time of such repeal or modification.

Article 7

          The corporation shall, to the fullest extent permitted by Kentucky law, indemnify any director, officer, employee or agent of the corporation from and against any and all reasonable costs and expenses (including, but not limited to, attorneys' fees) and any liabilities (including, but not limited to, judgments, fines, penalties and reasonable settlements) paid by or on behalf of, or imposed against, such person in connection with any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative, investigative or other (including any appeal relating thereto), whether formal or informal, and whether made or brought by or in the right of the corporation or otherwise, in which such person is, was or at any time becomes a party or witness, or is threatened to be made a party or witness, or otherwise, by reason of the fact that such person is, was or at any time becomes a director, officer, employee or agent of the corporation or, at the corporation's request, a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

          The indemnification authorized by this Article 8 shall not be exclusive of any other right of indemnification which any such person may have or hereafter acquire under any provision of these Articles or the Bylaws of the corporation, agreement, vote of shareholders or disinterested directors or otherwise. The corporation may take such steps as may be deemed appropriate by the Board of Directors to provide and secure indemnification to any such person, including, without limitation, the execution of agreements for indemnification between the corporation and individual directors, officers, employees or agents which may provide rights to indemnification which are broader or otherwise different than the rights authorized by this Article.

          IN TESTIMONY WHEREOF, witness the signature of the Incorporator this the 25th day of January, 1993.

                                                  \s\ Victor L. Baltzell, Jr.
                                                  VICTOR L. BALTZELL, JR.

COMMONWEALTH OF KENTUCKY                 )
                                                            ) SS
COUNTY OF JEFFERSON                              )

          Subscribed, sworn to and acknowledged before me by VICTOR L. BALTZELL, JR., this the 25th day of January, 1993.
          My commission expires: 7-24-94

                                                  \s\ Teresa R. Tuck
                                                  NOTARY PUBLIC
                                                  State at Large, Kentucky

THIS INSTRUMENT PREPARED BY:

\s\ Victor L. Baltzell, Jr.
VICTOR L. BALTZELL, JR.
MOSLEY, CLARE AND TOWNES
Fifth Floor, Hart Block Building
730 West Main Street
Louisville, Kentucky
Phone: (502) 583-7400